EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

     UMPQUA HOLDINGS REPORTS FIRST QUARTER 2009 RESULTS
Non-performing assets ended quarter at 1.87% of total assets, flat from year-end 2008
Proactive credit management resulted in $55.2 million in net charge-offs during quarter
Net loss of $10.6 million
 Tangible common equity ratio of 6.42%
Total regulatory risk based capital of 14.32%, up from 11.15% a year ago

PORTLAND, Ore. – April 16, 2009 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc. today announced a first quarter 2009 net loss of $10.6 million, compared to net income of $3.8 million for the fourth quarter of 2008. Including preferred stock dividends of $3.2 million, the net loss applicable to common shareholders was $13.8 million, or $0.23 per diluted share, compared to net earnings applicable to common shareholders of $2.2 million, or $0.04 per diluted share, for the fourth quarter of 2008.

Significant financial statement items for the first quarter of 2009 include:

  Provision for loan losses of $51.4 million, an increase of 61% from the fourth quarter of 2008;

  Total net charge-offs of $55.2 million, majority of which relate to the residential development portfolio;

  Total residential development portfolio decreased 44% from a year ago;

  The allowance for credit losses ended the quarter at 1.53% of total loans, up from 1.45% a year ago;

  Non-performing assets ended the quarter at 1.87% of total assets. Non-performing loans ended the quarter at 2.16% of total loans. Both were consistent with year-end 2008 levels;

  Deposits increased $204 million during the quarter, an increase of 3% on a sequential quarter basis, and includes $167 million remaining from the FDIC assisted Bank of Clark County deposit assumption in January 2009;

  Mortgage banking revenue was $4.1 million based on significant refinancing activity. Closed loan volume was $192 million, up 172% from $70 million in fourth quarter of 2008;

  Included in mortgage banking revenue was a $1.4 million decline in the value of the mortgage servicing right (MSR) asset;

  A loss on other real estate owned of $2.3 million was recognized;

  Net interest margin, on a tax equivalent basis, increased 5 basis points during the quarter to 4.07%;

  The cost of interest bearing deposits for the first quarter was 1.82%, a decrease of 33 basis points from the fourth quarter of 2008. The cost of total deposits was 1.48% for the first quarter, and

  Total risk based capital of 14.32%, up from 11.15% a year ago.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

“By continuing to aggressively reduce exposure within our residential development portfolio, we are beginning to see light at the end of the tunnel,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Our total risk-based capital ratio is in excess of 14.3%, tangible common equity is above 6.4%, liquidity is in excess of $2.2 billion, and our non-performing assets are well under our peer banks’ average. As a result, we remain confident that Umpqua will bounce back strong and well positioned to take advantage of opportunities within our footprint, when the economy recovers.”

Credit quality

Non-performing assets were $164.2 million, or 1.87% of total assets, as of March 31, 2009, compared to $161.3 million, or 1.88% of total assets as of December 31, 2008. Of this amount, $13.8 million represented loans past due greater than 90 days and still accruing interest, $117.6 million represented non-accrual loans, and $32.8 million was other real estate owned (OREO).

Total net charge-offs were $55.2 million in the first quarter of 2009, which represented 3.65% of average loans on an annualized basis. Prior to the second quarter of 2008, the Company recognized the charge-off of an impairment reserve when the loan was resolved, sold, or foreclosed/transferred to other real estate owned. Starting in the second quarter of 2008, the Company accelerated the charge-off of the impairment reserve to the period when it arises for collateral dependent loans. Therefore, the non-accrual loans of $117.6 million as of March 31, 2009 have been written-down to their estimated net realizable value, based on disposition value, and are expected to be resolved over the coming quarters at those levels, absent further declines in market prices.

The provision for loan losses for the first quarter of 2009 was $51.4 million. The allowance for credit losses was 1.53% of total loans as of March 31, 2009, compared to 1.58% of total loans as of December 31, 2008 and 1.45% of total loans as of March 31, 2008.

Second quarter 2009 credit quality guidance

Over the following pages, we provide detail on many aspects of the residential development loan portfolio, non-performing assets by region, and loans past due 30-89 days. The Company expects the second quarter 2009 provision for loan losses and net charge-offs will be significantly reduced from the first quarter, and non-performing assets will remain at or about current levels. The majority of these amounts will be related to residential development loans as that segment of the portfolio winds down.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Additional detail on credit quality, trends, residential development and non-performing assets

For the past two years, the Company has been aggressively resolving problems arising from the current economic downturn. The following is a recap of the Company’s credit quality trends since the start of 2007, noting the accelerated charge-off of impairment reserves, discussed above, was implemented in the second quarter of 2008:

Credit quality trends
(Dollars in thousands)			Ending				Change in ratio of
	Provision	Net	specific	Allowance			non-performing
	for	charge-offs	impairment	for credit loss	30-89 days		assets to
	loan loss	(recoveries)	reserve	to loans %	past due %		total assets
Q1 2007	$83	$(90)	$857	1.14%	0.17%		0.06%
Q2 2007	3,413	31	5,088	1.17%	0.56%		0.41%
Q3 2007	20,420	865	16,244	1.47%	0.99%		0.37%
Q4 2007	17,814	21,188	9,893	1.42%	0.64%		0.22%
Q1 2008	15,132	13,476	13,281	1.45%	1.13%		(0.12)%
Q2 2008	25,137	37,976	--	1.22%	0.31%		0.19%
Q3 2008	35,454	15,193	--	1.54%	1.16%		0.41%
Q4 2008	31,955	30,072	--	1.58%	0.96%		0.22%
Q1 2009	51,400	55,179	--	1.53%	1.47	% *	(0.01)%
Total	200,808	173,890
* See additional comments for loans past due 30-89 days on page 6 of this release.

As presented in the table above, the cumulative charge-off rate since the beginning of 2007 was $173.9 million, or 3.24%, of beginning loans as calculated in the table below:

Cumulative charge-off rate
(Dollars in thousands)

Cumulative net charge-offs since 1/1/07	$173,890
Gross loan balance, 12/31/06	$5,361,862
Cumulative charge-off rate since 1/1/07	3.24%

Total construction loans as of March 31, 2009 decreased 5% from December 31, 2008, and decreased 23% from March 31, 2008. Within the construction loan portfolio, the residential development loan segment is $329 million, or 5% of the total loan portfolio. Of this amount, $80 million represent non-performing loans, and $249 million represent performing loans, which are 4% of the total loan portfolio. This segment has decreased $253 million, or 44%, from March 31, 2008.

The remaining $532 million in construction loans are commercial construction projects. These commercial construction loans are uniquely different from the residential development loans and are performing with only $2.1 million, or 0.40%, in loans past due 30-89 days. Total non-performing assets related to commercial construction loans were $16.3 million at March 31, 2009, down 9% from $17.8 million at December 31, 2008. All non-accrual loans were written down to their estimated net realizable values at quarter end.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

The following is a geographic distribution of the residential development portfolio as of March 31, 2009, December 31, 2008 and March 31, 2008:

Residential development loans
(Dollars in thousands)					Non-	Accrual
				% change	performing	status
	Balance	Balance	Balance	from	loans	loans
	3/31/08	12/31/08	3/31/09	3/31/08	3/31/09	3/31/09
Northwest Oregon	$201,368	$134,506	$120,460	(40)%	$8,689	$111,771
Central Oregon	56,346	31,186	20,951	(63)%	12,415	8,536
Southern Oregon	48,220	33,850	29,738	(38)%	8,246	21,492
Washington	42,519	27,531	26,514	(38)%	216	26,298
Greater Sacramento	146,140	109,181	92,744	(37)%	37,264	55,480
Northern California	87,424	47,905	38,266	(56)%	13,271	24,995
Total	$582,017	$384,159	$328,673	(44)%	$80,101	$248,572
% of total loan portfolio	10%	6%	5%			4%

Quarter change $	$(92,188)	$(71,158)	$(55,486)
Quarter change %	(14)%	(16)%	(14)%

The following is a stratification by size and region of the remaining residential development loans still on accrual status (excludes non-performing loans) as of March 31, 2009:

Residential development loans – stratification of
remaining accrual basis loans by region by size of loan

(Dollars in thousands)

		$250k	$1 million	$3 million	$5 million
	$250k	to	to	to	to	$10 million
	and less	$1 million	$3 million	$5 million	$10 million	and greater	Total
Northwest Oregon	$3,434	$16,424	$28,374	$16,479	$47,060	$--	$111,771
Central Oregon	1,705	3,285	3,546	--	--	--	8,536
Southern Oregon	2,778	10,218	8,496	--	--	--	21,492
Washington	--	3,093	5,082	12,772	5,351	--	26,298
Greater Sacramento	4,245	8,985	10,115	3,435	11,497	17,203	55,480
Northern California	2,780	9,463	12,752	--	--	--	24,995
Total	$14,942	$51,468	$68,365	$32,686	$63,908	$17,203	$248,572
% of Total	6%	21%	28%	13%	26%	7%	100%

Only 33% of the remaining portfolio is comprised of loans greater than $5 million, with 55% representing loans with balances less than $3 million.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

The following is a distribution of non-performing assets by type and by region as of March 31, 2009:

Non-performing asset balances by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 90 days past due:
Residential development	$659	$195	$2,259	$--	$6,718	$--	$9,831
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	--	--	--	--	--	--
Commercial	--	602	--	--	37	30	669
Other	3,202	--	--	--	78	--	3,280
Total 90 days past due	$3,861	$797	$2,259	$--	$6,833	$30	$13,780

Non-accrual loans:
Residential development	$8,030	$12,220	$5,987	$216	$30,547	$13,270	$70,270
Commercial construction	--	--	--	629	14,735	367	15,731
Commercial real estate	5,785	1,767	1,175	170	3,709	12,177	24,783
Commercial	337	3,396	244	--	52	2,828	6,857
Other	--	--	--	--	--	--	--
Total non-accrual loans	$14,152	$17,383	$7,406	$1,015	$49,043	$28,642	$117,641

Total non-performing loans	$18,013	$18,180	$9,665	$1,015	$55,876	$28,672	$131,421

Other real estate owned:
Residential development	$3,247	$13,083	$2,530	$1,876	$7,330	$--	$28,066
Commercial construction	520	--	--	--	--	--	520
Commercial real estate	--	--	324	381	1,700	--	2,405
Commercial	750	--	--	--	--	293	1,043
Other	520	--	--	--	212	--	732
Total OREO	$5,037	$13,083	$2,854	$2,257	$9,242	$293	$32,766

Total non-performing assets	$23,050	$31,263	$12,519	$3,272	$65,118	$28,965	$164,187
% of total	14%	19%	8%	2%	40%	18%	100%

The Company has aggressively charged-down impaired assets to their disposition values, and expects to resolve these assets over the next few quarters. As of March 31, 2009, the non-performing assets of $164.2 million have been written down by 37%, or $95.9 million, from their original balance of $260.1 million.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

The following is a distribution of loans past due 30-89 days by loan type by region as of March 31, 2009:

Loans past due 30-89 days by category by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$1,086	$1,340	$4,464	$4,720	$4,239	$1,891	$17,740
Commercial construction	--	2,120	--	--	--	--	2,120
Commercial real estate	491	3,171	2,184	2,881	963	7,007	16,697
Commercial	5,053	5,427	324	32,332	1,698	4,612	49,446
Other	3,021	--	--	--	675	--	3,696
Total 30-89 days past due	$9,651	$12,058	$6,972	$39,933	$7,575	$13,510	$89,699

Within the 30-89 day past due category, the commercial total of $49.4 million includes two loans in the Washington region representing $32 million of the balance. We expect these two loans to be brought current in the second quarter of 2009.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.07% for the first quarter of 2009, compared to 4.02% for the fourth quarter of 2008, and 3.98% for the first quarter of 2008. The increase in net interest margin from the fourth quarter of 2008 resulted primarily from our cost of interest bearing liabilities decreasing more than earning asset yields. Interest reversals on new non-accrual loans during the first quarter of 2009 were $1.0 million, or 5 basis points on the net interest margin. Excluding the reversals of interest, the net interest margin would have increased 10 basis points during the quarter. The cost of interest bearing deposits was 33 basis points lower than the fourth quarter of 2008.

Mortgage banking revenue

Mortgage interest rates decreased significantly in the first quarter of 2009, resulting in a significant increase in refinance activity within the market. The Company recognized $4.1 million in total mortgage banking revenue during the first quarter of 2009, on closed loan volume of $192 million, compared to losses of $408 thousand during the fourth quarter of 2008, on closed loan volume of $70 million.

Included in mortgage banking revenue for the first quarter of 2009 was an MSR valuation impairment of $1.4 million, related to increased refinancing and higher future prepayment speed expectations. On March 31, 2009, the MSR asset was valued at 0.84% of the total serviced loan portfolio, compared to 0.86% at December 31, 2008.

Gain on sale of investment securities

During the first quarter of 2009, the Company recognized a net gain of $35 thousand on sale of investment securities. Included in this was a $2.1 million other-than-temporary impairment charge related to non-agency mortgage-backed securities in the held to maturity (HTM) classification, offset by gains on sale of investments of $2.2 million. At March 31, 2009, the HTM non-agency mortgage-backed security portfolio totaled $9.9 million, or 0.7% of the total investment portfolio.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Fair value of junior subordinated debentures

The Company recognized a gain on the fair value of junior subordinated debentures of $580 thousand during the first quarter of 2009. This fair value gain was based upon reductions in market interest rates, which will result in lower forecasted cash outflows in the future. The Company utilizes a pricing service along with internal models to determine the valuation of this liability. The majority of the gain relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of March 31, 2009, the credit adjusted interest spread for potential new issuances was forecasted to be significantly higher. The difference between spreads represents the gain in fair value of the Company’s junior subordinated debentures compared to potential new instruments in the market. This fair value adjustment will reverse and be recognized as a reduction in non-interest income over the remaining period to maturity of the related instrument. On March 31, 2009, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $91.7 million.

Non-interest expense

Total non-interest expense for the first quarter of 2009 was $60.0 million, compared to $56.3 million for the fourth quarter of 2008, an increase of $3.6 million, or 6%. Included in non-interest expense are several categories which are either nonrecurring or outside of the control of the Company, including FDIC deposit insurance assessments, gain or loss on other real estate owned valuations, VISA litigation and non-recurring expenses such as merger costs and goodwill impairments. Excluding these non-controllable or non-recurring items, operating expenses totaled $54.8 million for the first quarter of 2009, compared to $53.4 million for the fourth quarter of 2008, an increase of $1.4 million, or 3%. This increase related to an increase of $1.6 million in variable expense related to our mortgage operation, which recognized an increase of $4.5 million in mortgage banking revenue during the quarter based on a 172% increase in closed loan volume of $192 million due to significant increases in mortgage refinancing activity.

Total FDIC deposit insurance assessments during the first quarter of 2009 were $2.6 million, an increase of 92% over the fourth quarter of 2008, and 116% over the first quarter of 2008. This increase results from an industry wide increase in assessments as the FDIC is replenishing the deposit insurance fund.

Balance sheet

Total consolidated assets as of March 31, 2009 were $8.8 billion, compared to $8.4 billion a year ago. Total gross loans and leases, and deposits, were $6.1 billion and $6.8 billion, respectively, as of March 31, 2009, compared to $6.0 and $6.5 billion, respectively, as of March 31, 2008.

Total loans declined $44 million during the first quarter of 2009. Total gross loan fundings during the first quarter of 2009 were $455 million, which were offset by payments received on previously funded loans of $444 million, and net charge-offs of $55 million, resulting in the overall decline of $44 million in loans during the first quarter.

Total deposits increased $204 million, or 3%, during the first quarter. On January 16, 2009, the Federal Deposit Insurance Corporation (FDIC) placed the Bank of Clark County, Vancouver, Washington, into receivership. Umpqua Bank assumed the insured, non-brokered deposit balances from the FDIC, which as of March 31, 2009, totaled $167 million. Through this agreement, Umpqua Bank now operates two additional store locations in Vancouver, Wash. In addition, the FDIC is reimbursing Umpqua Bank for all overhead costs related to the acquired Bank of Clark County operations for 90 days following closing, while Umpqua Bank will pay the FDIC a minimal servicing fee per assumed deposit account.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Excluding the Bank of Clark County deposit assumption, total deposits increased $37 million during the first quarter of 2009. This was the first time in four years that deposits increased in the first quarter, a time in which we typically experience seasonal declines in customer deposit balances.

Other comprehensive income, which represents the unrealized gain on the investment portfolio, net of tax, increased 24% during the first quarter of 2009, to $17.5 million. This increase resulted from a decrease in market investment rates. The average yield on the investment portfolio was higher than market yields at March 31, 2009, resulting in the unrealized gain.

Capital

As of March 31, 2009, total shareholders’ equity was $1.5 billion, comprised of $203 million in preferred stock (par value of $214.2 million issued to the U.S. Treasury on November 14, 2008 and described below), and common stock of $1.3 billion. Book value per common share was $21.14, tangible book value per share was $8.57 and tangible common equity to assets was 6.42%. These measures decreased slightly during the first quarter of 2009 related primarily to the net loss during the quarter, and 13 basis points of the tangible common equity ratio decline related to the FDIC assisted Bank of Clark County deposit assumption.

The Company’s estimated total risk-based capital ratio as of March 31, 2009 is 14.32%, and has increased from 11.15% as of March 31, 2008. Our total risk-based capital level is in excess of the regulatory definition of “well capitalized” of 10.00%. This capital ratio as of March 31, 2009 is an estimate pending completion and filing of the Company’s regulatory reports.

Excluding the sale of preferred stock during the fourth quarter of 2008, the Company’s total risk-based capital ratio as of March 31, 2009 would have been 11.40%, which increased from 11.15% as of March 31, 2008.

On November 14, 2008, in exchange for an aggregate purchase price of $214.2 million, Umpqua Holdings Corporation issued and sold to the United States Department of the Treasury (U.S. Treasury) pursuant to the TARP Capital Purchase Program the following: (i) 214,181 shares of the Company's newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, with a liquidation preference of $1,000 per share ($214,181,000 liquidation preference in the aggregate) and (ii) a warrant to purchase up to 2,221,795 shares of the Company's common stock, no par value per share, at an exercise price of $14.46 per share, subject to certain anti-dilution and other adjustments. The warrant may be exercised for up to ten years after it was issued.

In connection with the issuance and sale of the Company's securities, the Company entered into a Letter Agreement including the Securities Purchase Agreement - Standard Terms, dated November 14, 2008, with the U.S. Treasury (the "Agreement"). The Agreement contains limitations on the payment of quarterly cash dividends on the Company's common stock in excess of $0.19 per share, and on the Company's ability to repurchase its common stock. The Agreement also grants registration rights to the holders of the Series A Preferred Stock, the Warrant and the common stock to be issued under the Warrant and subjects the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008.

The Series A Preferred Stock bear cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter, in each case, applied to the $1,000 per share liquidation preference, but will only be paid when, as and if declared by the Company's board of directors out of funds legally available therefore. The Series A Preferred Stock has no maturity date and ranks senior to our common stock (and on an equivalent basis with the Company's other authorized series of preferred stock, of which no shares are currently outstanding) with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

There were no repurchases of common stock during the first quarter of 2009. The total remaining available common shares authorized for repurchase is approximately 1.5 million as of March 31, 2009.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Reclassification

During the quarter, we reclassified other real estate owned (OREO) valuation gains/losses from non-interest income to non-interest expense. All prior period amounts have been reclassified accordingly, without adjustments to earnings or retained earnings.

Visa related activity

In March 2008, Visa completed its initial public offering. Umpqua Bank and certain other Visa member banks are shareholders in Visa. The Company holds shares of Visa Class B common stock that are, under certain conditions, convertible into Visa Class A common stock, which class of stock is publicly traded on the New York Stock Exchange. Following the initial public offering of Visa’s Class A common stock, the Company received $12.6 million in proceeds from the offering, as a mandatory partial redemption of 295,377 shares, reducing the Company’s holdings from 764,036 shares to 468,659 shares of Class B common stock. Using proceeds from this offering, Visa established a $3.0 billion escrow account to cover the resolution of pending litigation and related claims. The partial redemption proceeds are reflected in non-interest income in the first quarter of 2008.

In connection with Visa’s establishment of the litigation escrow account, the Company reversed a $5.2 million reserve in the first quarter of 2008, reflected as a reduction of non-interest expense. This reserve was created in the fourth quarter of 2007, pending completion of the Visa initial public offering, as a charge to non-interest expense.

In October 2008, Visa announced that it had reached a settlement with Discover Card related to an antitrust lawsuit, and that it had established an additional reserve related to the settlement with Discover Card that has not already been funded into the escrow account. In connection with this settlement, the Company recorded, in the third quarter of 2008, a liability and corresponding expense of $2.1 million pre-tax, for its proportionate share of that liability. In December, this liability and expense was reversed when VISA deposited sufficient funds into the escrow account to cover the remaining amount of the settlement. The Company is not a party to the Visa litigation and its liability arises solely from the Bank’s membership interest in Visa.

The deposit of funds into the escrow account in December has the effect of a repurchase of Class A common share equivalents from the Class B shareholders and further reduces the conversion ratio applicable to Class B common stock outstanding from 0.7143 per Class A share to 0.6296 per Class A share.

The remaining unredeemed shares of Visa Class B common stock are restricted and may not be transferred until the later of (i) three years from the date of the initial public offering, or (ii) the period of time necessary to resolve the covered litigation. If the funds in the escrow account are insufficient to settle all the covered litigation, Visa may sell additional Class A shares, use the proceeds to settle litigation, and further reduce the conversion ratio. If funds remain in the escrow account after all litigation is settled, the Class B conversion ratio will be increased to reflect that surplus.

As of March 31, 2009, the value of the Class A shares was $55.60 per share. The value of unredeemed Class A equivalent shares owned by the Company was $16.4 million as of March 31, 2009, and has not been reflected in the accompanying financial statements.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 150 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, April 16, 2009, at 10:00 a.m. PT (1:00 p.m. ET) during which the Company will discuss first quarter 2009 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m. The conference ID is “93183923.” Information to be discussed in the teleconference will be available on the Company’s Website prior to the call at www.umpquaholdingscorp.com. A rebroadcast can be found approximately two hours after the conference call by dialing 800-642-1687 with the conference ID noted above, or by visiting the Company’s Website.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to improve financial performance when the economy stabilizes; expecting no additional material loss from existing non-accrual loans; projected provisions for loan losses, charge-off levels, and non-performing asset levels; projected performance of segments of the loan portfolio and expectations about the overall stability of segments other than residential development; and expectations about specific loans. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, economic conditions that continue to deteriorate and a continued decline in the value of assets that impact recoveries of non-accrual loans, and migration of non-performing assets to the segments of the portfolio other than residential development.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Umpqua Holdings Corporation

Consolidated Statements of Income
(Unaudited)

		Quarter Ended:
				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	% Change	% Change
Interest income
Loans and leases	$88,173	$93,632	$104,152	(6)%	(15)%
Interest and dividends on investments:
Taxable	14,371	11,253	9,329	28%	54%
Exempt from federal income tax	1,800	1,653	1,679	9%	7%
Dividends	--	36	78	(100)%	(100)%
Temporary investments	32	84	203	(62)%	(84)%
Total interest income	104,376	106,658	115,441	(2)%	(10)%

Interest expense
Deposits	24,463	28,252	39,625	(13)%	(38)%
Repurchase agreements and
fed funds purchased	184	262	749	(30)%	(75)%
Junior subordinated debentures	2,560	3,306	3,922	(23)%	(35)%
Term debt	1,756	1,794	1,125	(2)%	56%
Total interest expense	28,963	33,614	45,421	(14)%	(36)%
Net interest income	75,413	73,044	70,020	3%	8%
Provision for loan and lease losses	51,400	31,955	15,132	61%	240%
Non-interest income
Service charges	7,701	8,668	8,377	(11)%	(8)%
Brokerage fees	1,379	2,384	2,175	(42)%	(37)%
Mortgage banking revenue	4,070	(408)	(1,870)	nm	nm
Net (loss) gain on investment securities	35	(73)	3,901	nm	(99)%
Gain on junior subordinated debentures
carried at fair value	580	8,751	1,642	(93)%	(65)%
Proceeds from VISA mandatory redemption	--	--	12,633	nm	(100)%
Other income	1,752	1,559	2,736	12%	(36)%
Total non-interest income	15,517	20,881	29,594	(26)%	(48)%

Non-interest expense
Salaries and benefits	31,073	29,557	28,244	5%	10%
Occupancy and equipment	9,621	9,442	9,116	2%	6%
Intangible amortization	1,362	1,438	1,491	(5)%	(9)%
FDIC assessments	2,625	1,368	1,215	92%	116%
Other	12,771	12,944	11,993	(1)%	6%
Net loss on other real estate owned	2,299	2,658	611	(14)%	276%
Visa litigation	--	(2,085)	(5,183)	(100)%	(100)%
Goodwill impairment	--	982	--	(100)%	nm
Merger related expenses	200	--	--	nm	nm
Total non-interest expense	59,951	56,304	47,487	6%	26%
Income (loss) before provision for income taxes	(20,421)	5,666	36,995	(460)%	(155)%
Provision (benefit) for income tax	(9,781)	1,836	12,324	(633)%	(179)%
Net income (loss)	$(10,640)	$3,830	$24,671	(378)%	(143)%

Preferred stock dividend - undeclared	3,191	1,620	--	97%	nm
Net earnings (loss) applicable to common
shareholders	$(13,831)	$2,210	$24,671	(726)%	(156)%

Weighted average shares outstanding	60,175,868	60,134,062	60,028,839	0%	0%
Weighted average diluted shares outstanding	60,175,868	60,503,643	60,377,224	(1)%	0%
Earnings (loss) per common share – Basic	$(0.23)	$0.04	$0.41	nm	nm
Earnings (loss) per common share – Diluted	$(0.23)	$0.04	$0.41	nm	nm

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

nm = not meaningful

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)

				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	% Change	% Change
Assets:
Cash and due from banks	$136,035	$148,064	$173,472	(8)%	(22)%
Temporary investments	70,565	56,612	19,707	25%	258%
Investment securities:
Trading	1,485	1,987	2,379	(25)%	(38)%
Available for sale	1,435,293	1,238,712	1,068,914	16%	34%
Held to maturity	13,783	15,812	5,266	(13)%	162%
Loans held for sale	34,013	22,355	39,623	52%	(14)%
Loans and leases	6,087,172	6,131,374	6,044,956	(1)%	1%
Less: Allowance for loan and lease losses	(92,086)	(95,865)	(86,560)	(4)%	6%
Loans and leases, net	5,995,086	6,035,509	5,958,396	(1)%	1%
Restricted equity securities	16,491	16,491	15,269	0%	8%
Premises and equipment, net	103,712	104,694	104,505	(1)%	(1)%
Mortgage servicing rights, net	8,732	8,205	8,640	6%	1%
Goodwill and other intangibles	756,468	757,833	763,275	0%	(1)%
Other real estate owned	32,766	27,898	13,348	17%	145%
Other assets	182,713	163,378	183,098	12%	0%

Total assets	$8,787,142	$8,597,550	$8,355,892	2%	5%

Liabilities:
Deposits	$6,792,534	$6,588,935	$6,513,238	3%	4%
Securities sold under agreements
to repurchase	50,274	47,588	38,296	6%	31%
Fed funds purchased	--	--	55,000	0%	(100)%
Term debt	206,458	206,531	173,853	0%	19%
Junior subordinated debentures, at fair value	91,682	92,520	129,803	(1)%	(29)%
Junior subordinated debentures, at amortized cost	103,430	103,655	104,413	0%	(1)%
Other liabilities	68,311	71,313	84,499	(4)%	(19)%
Total liabilities	7,312,689	7,110,542	7,099,102	3%	3%

Shareholders' equity:
Preferred stock	202,692	202,178	--	0%	nm
Common stock	1,006,199	1,005,820	989,764	0%	2%
Retained earnings	248,056	264,938	264,767	(6)%	(6)%
Accumulated other comprehensive income	17,506	14,072	2,259	24%	675%
Total shareholders' equity	1,474,453	1,487,008	1,256,790	(1)%	17%

Total liabilities and shareholders' equity	$8,787,142	$8,597,550	$8,355,892	2%	5%

Common shares outstanding at period end	60,198,057	60,146,400	60,059,908	0%	0%
Book value per common share	$21.13	$21.36	$20.93	(1)%	1%
Tangible book value per common share	$8.56	$8.76	$8.22	(2)%	4%
Tangible equity - common	$515,293	$526,997	$493,515	(2)%	4%
Tangible common equity to tangible assets	6.42%	6.72%	6.50%

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

nm = not meaningful

Umpqua Holdings Corporation

Deposits by Type/Core Deposits
(Unaudited)

							Sequential	Year over
Dollars in thousands	Mar 31, 2009		Dec 31, 2008		Mar 31, 2008		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Demand, non interest-bearing	$1,292,512	19%	$1,254,079	19%	$1,260,756	19%	3%	3%
Demand, interest-bearing	2,902,691	43%	2,810,935	43%	2,950,827	46%	3%	(2)%
Savings	295,895	4%	277,154	4%	341,173	5%	7%	(13)%
Time	2,301,436	34%	2,246,767	34%	1,960,482	30%	2%	17%
Total Deposits	$6,792,534	100%	$6,588,935	100%	$6,513,238	100%	3%	4%

Total Core deposits-ending (1)	$5,490,094	81%	$5,356,670	81%	$5,347,970	82%	2%	3%
Total Core deposits-average (1)	$5,471,590		$5,356,987		$5,371,398		2%	2%

Number of open accounts:
Demand, non interest-bearing	150,191		147,395		140,335		2%	7%
Demand, interest-bearing	61,133		59,938		62,541		2%	(2)%
Savings	70,966		69,661		70,705		2%	0%
Time	33,654		33,023		35,522		2%	(5)%
Total	315,944		310,017		309,103		2%	2%

Average balance per account:
Demand, non interest-bearing	$8.6		$8.5		$9.0
Demand, interest-bearing	47.5		46.9		47.2
Savings	4.2		4.0		4.8
Time	68.4		68.0		55.2
Total	21.5		21.3		21.1

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Umpqua Holdings Corporation

Loan Portfolio
(Unaudited)

							Sequential	Year over
Dollars in thousands	Mar 31, 2009		Dec 31, 2008		Mar 31, 2008		Quarter	Year
Loans and leases by class:	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change

Commercial real estate	$3,268,762	54%	$3,257,796	53%	$3,104,288	51%	0%	5%
Residential real estate	431,592	7%	435,287	7%	371,565	6%	(1)%	16%
Construction	860,389	14%	909,532	15%	1,111,931	18%	(5)%	(23)%
Total real estate	4,560,743	75%	4,602,615	75%	4,587,784	75%	(1)%	(1)%
Commercial	1,458,792	24%	1,460,909	24%	1,380,860	23%	0%	6%
Leases	39,953	1%	40,155	1%	40,968	1%	(1)%	(2)%
Installment and other	38,360	1%	39,145	1%	46,585	1%	(2)%	(18)%
Deferred loan fees, net	(10,676)	0%	(11,450)	0%	(11,241)	0%	(7)%	(5)%
Total loans and leases	$6,087,172	100%	$6,131,374	100%	$6,044,956	100%	(1)%	1%

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Umpqua Holdings Corporation

Credit Quality
(Unaudited)

				Sequential	Year over
		Quarter Ended		Quarter	Year
Dollars in thousands	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	% Change	% Change
Allowance for credit losses:
Balance beginning of period	$95,865	$93,982	$84,904
Provision for loan and lease losses	51,400	31,955	15,132	61%	240%

Charge-offs	(55,722)	(31,222)	(13,970)	78%	299%
Less: Recoveries	543	1,150	494	(53)%	10%
Net charge-offs	(55,179)	(30,072)	(13,476)	83%	309%

Total Allowance for loan and lease losses	92,086	95,865	86,560	(4)%	6%
Reserve for unfunded commitments	935	983	1,141
Total Allowance for credit losses	$93,021	$96,848	$87,701	(4)%	6%

Net charge-offs to average
loans and leases (annualized)	3.65%	1.94%	0.89%
Recoveries to gross charge-offs	1%	4%	4%
Allowance for credit losses to
loans and leases	1.53%	1.58%	1.45%

Nonperforming assets:
Loans on non-accrual status	$117,641	$127,914	$71,664	(8)%	64%
Loans past due 90+ days & accruing	13,780	5,452	3,327	153%	314%
Total nonperforming loans	131,421	133,366	74,991	(1)%	75%
Other real estate owned (1)	32,766	27,898	13,348	17%	145%
Total nonperforming assets	$164,187	$161,264	$88,339	2%	86%

Nonperforming loans to total loans and leases	2.16%	2.18%	1.24%
Nonperforming assets to total assets	1.87%	1.88%	1.06%
Past due 30-89 days	$89,699	$59,138	$68,238	52%	31%
Past due 30-89 days to total loans and leases	1.47%	0.96%	1.13%

(1) Other real estate owned for 3/31/09 and 12/31/08 includes $8.9 million and $10.0 million, respectively, of real estate legally sold, but for lack of initial investment of the purchaser, not accounted for as a sale, and therefore continues to be reported as other real estate owned.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Umpqua Holdings Corporation

Selected Ratios
(Unaudited)

				Sequential	Year over
		Quarter Ended:		Quarter	Year
	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	Change	Change
Net Interest Spread:
Yield on loans and leases	5.79%	6.03%	6.89%	(0.24)	(1.10)
Yield on taxable investments	4.83%	4.88%	4.29%	(0.05)	0.54
Yield on tax-exempt investments (1)	5.79%	5.81%	5.55%	(0.02)	0.24
Yield on temporary investments	0.24%	0.82%	3.18%	(0.58)	(2.94)
Total yield on earning assets (1)	5.61%	5.85%	6.53%	(0.24)	(0.92)

Cost of interest bearing deposits	1.82%	2.15%	3.03%	(0.33)	(1.21)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.26%	1.36%	3.09%	(0.10)	(1.83)
Cost of term debt	3.45%	3.45%	4.07%	0.00	(0.62)
Cost of junior subordinated debentures	5.30%	6.42%	6.68%	(1.12)	(1.38)
Total cost of interest bearing liabilities	1.99%	2.34%	3.21%	(0.35)	(1.22)

Net interest spread (1)	3.62%	3.51%	3.32%	0.11	0.30
Net interest margin – Consolidated (1)	4.07%	4.02%	3.98%	0.05	0.09

Net interest margin – Bank (1)	4.20%	4.20%	4.19%	0.00	0.01

Return on average assets	(0.64)%	0.10%	1.20%	(0.74)	(1.84)
Return on average tangible assets	(0.71)%	0.11%	1.32%	(0.82)	(2.03)
Return on average common equity	(4.35)%	0.70%	7.94%	(5.05)	(12.29)
Return on average tangible common equity	(10.55)%	1.75%	20.44%	(12.30)	(30.99)
Efficiency ratio – Consolidated	65.32%	59.46%	47.32%	5.86	18.00
Efficiency ratio – Bank	62.41%	60.84%	45.05%	1.57	17.36

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces First Quarter 2009 Results
April 16, 2009

Umpqua Holdings Corporation

Average Balances
(Unaudited)

				Sequential	Year over
		Quarter Ended:		Quarter	Year
Dollars in thousands	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	% Change	% Change

Temporary investments	$52,063	$40,961	$25,685	27%	103%
Investment securities, taxable	1,188,859	924,722	876,813	29%	36%
Investment securities, tax-exempt	183,581	167,127	173,749	10%	6%
Loans held for sale	44,226	14,900	19,278	197%	129%
Loans and leases	6,135,710	6,158,620	6,063,088	0%	1%
Total earning assets	7,604,439	7,306,330	7,158,613	4%	6%
Goodwill & other intangibles	757,055	759,424	763,989	0%	(1)%
Total assets	8,713,845	8,425,353	8,287,643	3%	5%

Non interest bearing demand deposits	1,251,971	1,254,846	1,250,628	0%	0%
Interest bearing deposits	5,450,614	5,235,651	5,254,826	4%	4%
Total deposits	6,702,585	6,490,497	6,505,454	3%	3%
Interest bearing liabilities	5,911,972	5,723,779	5,699,639	3%	4%

Shareholders’ equity - common	1,288,744	1,262,566	1,249,391	2%	3%
Tangible common equity	531,689	503,142	485,402	6%	10%

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)

				Sequential	Year over
		Quarter Ended:		Quarter	Year
Dollars in thousands	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,038,715	$955,494	$866,652	9%	20%
MSR Asset, at fair value	$8,732	$8,205	$8,640	6%	1%

MSR as % of serviced portfolio	0.84%	0.86%	1.00%

Mortgage Banking Revenue:
Origination and sale	$4,857	$1,987	$1,852	144%	162%
Servicing	654	633	600	3%	9%
Change in fair value of MSR asset	(1,441)	(3,028)	(1,924)	(52)%	(25)%
Change in fair value of MSR hedge	--	--	(2,398)	0%	(100)%
Total Mortgage Banking Revenue	$4,070	$(408)	$(1,870)	nm	nm

Closed loan volume	$191,713	$70,430	$80,940	172%	137%

nm = not meaningful

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